ENERGY CONVERSION DEVICES ACQUIRES TEXACO ENERGY SYSTEMS'
                       INTEREST IN FUEL CELL JOINT VENTURE


ROCHESTER HILLS, Mich., June 24, 2003 - Energy Conversion Devices, Inc. (ECD) (NASDAQ:ENER) announced today that it has acquired the interest of Texaco Energy Systems LLC (TES) in Texaco Ovonic Fuel Cell Company LLC for $1.00, effective as of December 31, 2002. ECD and TES, a unit of the ChevronTexaco Corporation, formed the joint venture, with each having 50 percent interest, in September 2000 to further develop ECD's Ovonic(TM) regenerative fuel cell technology. The company, which is now owned 100 percent by ECD, will be renamed Ovonic Fuel Cell Company LLC.

"Ovonic Fuel Cell Company will pursue commercialization of its fuel cell technology in both the transportation and non-transportation applications," said Mr. James R. Metzger, Vice Chairman and Chief Operating Officer of ECD. "While current efforts are focused on designing and building Ovonic(TM) fuel cell systems for portable and stationary applications (50W - 1,000W) which, we believe, will provide nearer term opportunity for revenue growth, we are continuing our activities to develop fuel cells for transportation applications. Widespread utilization of small fuel cells is important to advance the acceptance of both fuel cell technology and hydrogen as a fuel," he added.

In September 2002, ECD was granted a basic patent (No. 6,447,942) on its Ovonic(TM) fuel cell technology which does not rely on expensive and rare noble metals such as platinum and palladium. Other unique advantages over conventional fuel cells, such as proton exchange membrane fuel cell, are the ability to start up instantly, accept recaptured energy, such as that of regenerative braking, lower cost, and a dramatic improvement in operating temperature range of -20 to 120oC.

ECD and ChevronTexaco, through TES, continue to support two other joint ventures, Texaco Ovonic Battery Systems LLC, a manufacturer of Ovonic(TM) nickel metal hydride (NiMH) batteries for both automotive and non-automotive applications, and Texaco Ovonic Hydrogen Systems LLC, to further develop and advance the commercialization of ECD's proprietary solid hydrogen storage technology.

About ECD
ECD is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed

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enabling technologies leading to new products and production processes based on amorphous, disordered and related materials, with an emphasis on advanced information technologies and alternative energy, including photovoltaics, fuel cells, hydride batteries and hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel. ECD designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products, and develops new applications for its technologies. ECD holds the basic patents in its fields. ECD's web site address is http://www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the
Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD, as of the date of this release, believes to be reasonable and appropriate. ECD cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.


Contact:
Ghazaleh Koefod
Energy Conversion Devices, Inc.
248.293.0440